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                                                                   EXHIBIT 10.29

                              EMPLOYMENT AGREEMENT

AGREEMENT dated as of May 2, 2003 (the "Agreement`'), by and between PAH Management Company Ltd., an English corporation (the "Company'`) and David McBeath, a financial and management Executive (the "Executive'`), residing at Carwinshoch, Carrick Hills, Ayr KA7 4LD, Scotland.

1. Engagement. The Company agrees to engage the Executive and the Executive agrees to serve the Company as its President. The Executive shall also act as President of the Phibro Animal Health Group ("Group") of which the Company is a part. The Executive shall report to the Chief Executive Officer ("CEO") of Philipp Brothers Chemicals, Inc. ("PBCI"). The Executive shall not be required to serve as a member of the Company's Board of Directors.

2. Term. The term of this Agreement shall commence on August 1, 2003 ("Commencement Date") and shall continue until October 31, 2004.

3. Services. The Executive shall exert his best efforts and devote substantially all of his time and attention to the Group`s affairs. The Executive shall be in complete charge of the operation of the Group, and shall have full authority and responsibility, subject to the general direction, approval, and control of the CEO of PBCI and the Boards of Directors of PBCI and the Company, for formulating policies and administering the Group in all respects. His powers shall include the authority to hire and fire Group personnel and to retain executives, with the consent of the CEO, when he deems necessary to implement Group policies. The Executive and the CEO of PBCI shall mutually agree on a written statement of goals and objectives for the Executive.

4. Compensation. The Company shall pay the Executive for his services an annual compensation of US $250,000.00, to be paid semi-monthly plus standard PBCI employee benefits except as provided below. The Executive shall be entitled to three (3) weeks vacation for each twelve (12) months of employment. In lieu of participation in the Philipp Brothers Chemicals, Inc. Management Incentive Program, the Executive shall also be paid US $100,000.00 upon the Commencement Date of this Agreement and an additional US $130,000.00 ("Completion Fee") upon completion of the full term of this Agreement or as such term may be extended.

5. Expenses. Executive shall be reimbursed for all reasonable out of pocket expenses and business class travel, evidenced by a written receipt, incurred in connection with the performance of services under this Agreement, provided, that all travel, hotel, rental car and other transportation related arrangements should be in compliance with the PBCI's Travel and Business and Entertainment policies. When in New Jersey on Group business the Executive shall be provided with an "Executive" class vehicle in accordance with PBCI policies and reimbursement for reasonable housing in an amount to be mutually agreed upon.

6. Taxes. The Executive acknowledges and agrees that personal income and other taxes shall be the sole responsibility of the Executive. The Company agrees that it will make the Executive whole in the event Executive is subject to double taxation or any taxes in addition to those the Executive would have paid in his country of residence.

7. Covenant Not to Compete. Except as provided on Exhibit A hereto, during the term of this Agreement, Executive shall not directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent or otherwise; own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the business conducted by the Group. In the event any of the provisions of this Section 7 are determined to be invalid by reason of their scope or duration, this
     Section 7 shall be deemed modified to the extent required to cure the invalidity. In the event of a breach, or a threatened breach, of this
     Section 7, Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law.

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8.   Intellectual Property. Executive hereby assigns any and all rights, title and interest, including, but not limited to, patents, copyrights, tradesecrets and any and all proprietary rights to any inventions, processes, creations, plans, programs, or any other material developed in the course of performance of services pursuant to this Agreement. All work performed hereunder and any and all materials, products, inventions, processes, creations, plans, programs or any other material developed or produced in the course of performance of service pursuant to this Agreement shall be the property of the Company and all title and interest therein shall vest in the Company. All such materials which would qualify for copyright protection under US copyright laws shall be deemed to be "works made for hire" under such copyright laws. Both parties acknowledge and agree, however, that Executive shall retain the right to use its knowledge, experience, expertise and know-how for other projects for other clients notwithstanding the provisions of this Agreement. Executive agrees to give the Company such assistance, at the Company's expense, as may be required to perfect any assignment of rights described in this Section 8.

9. Publications. Executive agrees that any proposed publication written or prepared by Executive as part of Executive's services under the Agreement or that relates to the work performed hereunder must be reviewed and approved in writing by the Company prior to submission for publication.

10. Confidentiality. As part of the performance of services hereunder, the Company may disclose to Executive certain Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawings, specifications, models, software, source codes and object codes.

     During the term of this Agreement, and thereafter for a period of five (5) years, Executive shall not, except as provided herein, without the prior written consent of Company, disclose to anyone any Confidential Information.

     The Confidential Information will be kept confidential by Executive and will not be used in any way detrimental to Company. The Confidential Information will not be used other than in connection with the services provided hereunder.

     This Agreement will be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public through no fault or action by Executive, (ii) are or become available to Executive on a nonconfidential basis from a source, other than Company, provided that such source is not prohibited from disclosing such portions to Executive by a contractual, legal or fiduciary obligation to Company,
     (iii) was in possession of Executive prior to its disclosure hereunder, or
     (iv) has been or is independently acquired or developed by Executive without violating any of the Executive's obligations under this Agreement and without the use of any Confidential Information.

     Company acknowledges that Executive may have confidential information from other persons or entities and Executive shall not be required nor expected to reveal or utilize such confidential information in the performance of the services hereunder.

11. Termination. This Agreement may be terminated by either party, for any reason, upon thirty (30) days written notice to the other party.

     A.   This Agreement may be terminated by Company:

          i. Without notice, if Executive is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death.

          ii. Without notice upon breach or default of any obligation of Executive pursuant to Section 7, Covenant Not to Compete, or
               Section 10, Confidentiality, of this Agreement.

          iii. Upon breach or default by Executive of any other material obligation in this Agreement, which breach or default is not cured within five (5) days of written notice from Company.

          iv.  Without notice for misfeasance or malfeasance by the Executive.

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     B.   Executive may terminate this Agreement:

          i. Upon breach or default of any material obligation of Company, which breach or default is not cured within five (5) days of written notice from Executive.

          ii. Without notice, if Company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of which remains undismissed for a period of sixty
               (60) days.

12. Assignment. Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval to the other. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.

13. Payment upon termination. If (i) Executive dies during the term of this Agreement; (ii) if this Agreement is terminated under Paragraph 10 because of the Executive`s disability; or (iii) this Agreement terminated for reasons other than for cause, the Executive or his estate shall be paid, as additional compensation hereunder, and in lieu of severance, within 45 days after such termination, the Completion Fee less an amount equal to the prorated portion of the Completion Fee for the number of months remaining under this Agreement.

14. Indemnity. The Company shall indemnify the Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company. The Company shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers and directors of the Company against lawsuits. The Company shall pay all expenses including attorney`s fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding, and in connection with any related appeal, including the cost of court settlements.

15. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

     To the Company:       Gerald K. Carlson, Chief Executive Officer
                           Philipp Brothers Chemicals, Inc.
                           One Parker Plaza, 14th Floor
                           Fort Lee, NJ 07024

     Copy to: Adrienne Messina, Vice President, Human Resources Philipp Brothers Chemicals, Inc.
                           One Parker Plaza, 14th Floor

                           Fort Lee, NJ 07024

     To the Executive:     David McBeath
                           Carwinshoch
                           Carrick Hills
                           Ayr KA7 4LD, Scotland

     Any notice of change of address shall only be effective, however, when received.

16. Successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company`s assets and business or into which the Company may be consolidated or merged, and the Executive, his heirs, executors, administrators and legal representatives. The executive may assign his right to payment, but not his obligations, under this Agreement.

17. Applicable law. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

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18.  Other agreements. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

19. Non-waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                              Philipp Brothers Chemicals, Inc.

                                              Gerald K. Carlson
                                              Chief Executive Officer

                                              /s/ Gerald K. Carlson
                                              --------------------------------

                                              Jack C. Bendheim
                                              Chairman of the Board

                                              /s/ Jack C. Bendheim
                                              --------------------------------

                                              David McBeath

                                              /s/ David McBeath
                                              --------------------------------

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                                    EXHIBIT A

1. The Executive is a Board Member of the Roslin Institute and may continue to attend Board meetings and do such other things as are necessary and customary to fulfill his duties as a Board member.

2. The Executive may continue his relationship with, and spend up to one (1) day per month on the affairs of, the Genesis Faraday Partnership Ltd.

3. The Executive is a Board Member of Lifebio Limited and may continue to attend Board meetings and do such other things as are necessary and customary to fulfill his duties as a Board member. Lifebio Limited will not conduct trading activities during the term of this Agreement.

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